Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

POWDER HOLDINGS, LLC,

POWDER ACQUISITION CO.

and

PINNACLE GAS RESOURCES, INC.

February 23, 2010

i

ii

Annex and Exhibit

Annex A	Index of Defined Terms

Exhibit A	Certificate of Incorporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 23, 2010 by and among Powder Holdings, LLC, a Delaware limited liability company (“Parent”), Powder Acquisition Co., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Pinnacle Gas Resources, Inc., a Delaware corporation (the “Company”).  Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”  An index of terms defined in this Agreement is set forth on Annex A attached hereto.

WHEREAS, DLJ Merchant Banking Partners III, L.P. and affiliated investment funds (collectively, “DLJ”) own approximately 32% of the outstanding Common Stock as of the date hereof;

WHEREAS, pursuant to the Contribution Agreement dated as of the date hereof (the “Contribution Agreement”), DLJ, has agreed to contribute its shares of Common Stock to Parent immediately prior to the Effective Time in exchange for interests in Parent (the “Contribution”);

WHEREAS, certain stockholders of the Company are party to the Amended and Restated Securityholders Agreement of the Company, dated February 16, 2006 (as amended from time to time, the “Stockholders Agreement” );

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned subsidiary of Parent pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, Merger Sub shall merge with and into the Company in the Merger and each share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that is issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held in treasury of the Company and shares of Common Stock owned, directly or indirectly, by Parent or Merger Sub or held by the Company, which will be canceled with no consideration issued in exchange therefor, and shares of Common Stock as to which appraisal rights have been perfected pursuant to the DGCL) will be canceled and converted into the right to receive an amount equal to $0.34 per share in cash, all upon the terms and conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent, Merger Sub, the Company and certain officers, directors and principal stockholders of the Company have entered into a Voting Agreement (the “Voting Agreement”);

WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the unanimous recommendation of a special committee (the “Special Committee”) of the Company’s Board of Directors, the members of which are not affiliated with DLJ and are not members of the Company’s management, formed on October 13, 2009 for the reasons set forth in the resolution establishing the Special Committee, has (a) determined that the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders, (b) approved and declared this Agreement advisable in accordance with the DGCL, (c) approved the execution, delivery and performance of the Voting Agreement and (d) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting (the actions described in this paragraph are referred to as the “Board Actions”);

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

THE MERGER

Section 1.1                                      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall merge with and into the Company at the Effective Time.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2                                      Closing.  Unless this Agreement shall have been terminated in accordance with Section 7.1, and subject to the provisions of ARTICLE 6, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, at 10:00 a.m., local time, on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law and other than the condition specified in Section 6.1(a), which no Party may waive) of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3                                      Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Parties will cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4                                      Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

Section 1.5                                      Certificate of Incorporation; Bylaws.

(a)                                  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in its entirety in the Merger to read as set forth in Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(b)                                 At the Effective Time, the bylaws of the Company shall be amended and restated in its entirety to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Summit Gas Resources, Inc.”

Section 1.6                                      Directors and Officers.  Each of the Parties shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time to be the initial officers of the Surviving Corporation, in each case retaining their respective positions, and until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

ARTICLE 2

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1                                      Conversion of Securities.  At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or its stockholders:

(a)                                  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (except as provided in Section 2.1(b) or Section 2.1(c) below) shall be converted automatically into the right to receive an amount per share equal to $0.34 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.2, less any required withholding Taxes; provided, that it shall be a condition to the receipt by a stockholder of the Company of any Merger Consideration with respect to any share of Common Stock that the certificate representing such share immediately prior to the Effective Time (the “Certificates”) shall have first been delivered to the Paying Agent pursuant to Section 2.2(c), duly endorsed in blank or accompanied by a duly executed stock power.  Except as otherwise provided in Section 2.1(b), all shares of Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding upon the Effective Time and shall automatically be cancelled and shall cease to exist, and each such certificate which immediately prior to the Effective Time represented any shares of Common Stock shall thereafter only represent the right to receive the Merger Consideration therefor.

(b)                                 Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares of Common Stock (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), but rather the holders of such Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time such Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.1(a).  The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under DGCL.

(c)                                  Each share of Common Stock held in the treasury of or reserved for issuance by the Company and each share of Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no portion of the Merger Consideration shall be allocated or paid thereto.

(d)                                 Each share of Merger Sub’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the Surviving Corporation’s common stock, par value $0.01 per share.

(e)                                  The Merger Consideration shall be adjusted to reflect any change in the number of shares of Common Stock issued and outstanding as of the Effective Time by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure; provided, however, that nothing in this Section 2.1(e) shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

Section 2.2                                      Surrender of Shares; Stock Transfer Books.

(a)                                  Prior to the Effective Time, Parent or Merger Sub will designate a bank, trust company or transfer agent to act as paying agent (the “Paying Agent”) to facilitate the receipt by the Company’s stockholders of the Merger Consideration in connection with the Merger.

(b)                                 Promptly after the Effective Time, Parent shall cause the Merger Consideration to be delivered (other than any portion thereof allocable to any Appraisal Shares, which shall be withheld by Parent or the Surviving Corporation to satisfy related appraisal or dissenters rights matters and the costs thereof) by wire transfer of immediately available funds to an account designated in writing by the Paying Agent (the “Payment Account”).  Upon the delivery of the appropriate funds to the Payment Account, Parent and the Surviving Corporation shall have no further liability or obligation with respect to the payment of the Merger Consideration.  The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 2.1(a) out of the Payment Account.  The Payment Account shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available).  Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent or an affiliate of Parent as Parent directs.  The Payment Account shall not be used for any purpose other than as set forth in this Section 2.2(b).

(c)                                  Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a Certificate whose shares of Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) a letter of transmittal, which shall (i) specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and (ii) provide instructions for the holders of the Certificates to use in effecting the surrender of the Certificates pursuant to such letter of transmittal.  Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions contained therein, and along with such other documents as may be required pursuant to such instructions, including those documents set forth in Section 2.1(a), (or, if such shares of Common Stock are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Common Stock)), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates.  In the event of a transfer of ownership of shares of Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(d)                                 Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax Law or under any other applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

Section 2.3                                      No Further Ownership Rights in Company Capital Stock.  All amounts paid upon the surrender or exchange of shares of Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be forwarded to the Paying Agent where they shall be cancelled and exchanged as provided in Section 2.2.

Section 2.4                                      Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such amounts as may be required pursuant to Section 2.2 with respect to the number of shares of Common Stock represented by such Certificate; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Parent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.5                                      Termination of Payment Account, Escheat, etc.  Any portion of the Payment Account which remains undistributed to the holders of Common Stock for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of certificates formerly representing shares of Common Stock who have not theretofore complied with the exchange procedures set forth above shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for the Merger Consideration, without any interest thereon.  None of Parent, the Paying Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

Section 2.6                                      Company Equity Plans.

(a)                                  As of the Effective Time, each option to purchase Common Stock or stock appreciation right regardless of whether settleable in Common Stock, cash or both (collectively, the “Company Stock Option Awards”) granted under any equity based compensation plan of the Company (the “Company Stock Plans”), that is outstanding under a Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and, except as otherwise provided below, without any action on the part of Parent, Merger Sub or the holders of the Company Stock Option Awards, be cancelled and the holder of such Company Stock Option Awards will, in full settlement of such Company Stock Option Awards, receive from or on behalf of Merger Sub a single lump sum cash payment in an amount (subject to any applicable withholding Tax) equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price or base price, as applicable, per share subject to such Company Stock Option Award, multiplied by (y) the total number of shares of Common Stock subject to such Company Stock Option Award (the aggregate amount of such cash payments hereinafter referred to as the “Option Award Consideration”).  Merger Sub shall pay or cause to be paid to holders of the Company Stock Option Awards the Option Award Consideration as soon as practicable, and in any event within 30 business days (as such term is defined in Rule 14d-1(g)(3) promulgated under the Exchange Act, “Business Days”), following the Effective Time.  In the event that the exercise price or base price, as applicable, of any Company Stock Option Award is equal to or greater than the Merger Consideration, such Company Stock Option Award shall be cancelled without payment therefor and have no further force or effect.

(b)                                 As of the Effective Time, each restricted stock award, whether performance-based, time-based or otherwise (the “Company Restricted Stock Awards”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive a single lump sum cash payment in an amount (subject to any applicable withholding Tax) equal to the product of (x) the Merger Consideration multiplied by (y) the total number of shares of Common Stock subject to such Company Restricted Stock Award (the aggregate amount of such cash payments hereinafter referred to as the “Restricted Stock Award Consideration”).  Merger Sub shall pay or cause to be paid to holders of the Company Restricted Stock Awards the Restricted Stock Award Consideration as soon as practicable, and in any event within 30 Business Days, following the Effective Time.

(c)                                  Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 2.6, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

(d)                                 Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock Option Awards or Company Restricted Stock Awards such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law or under any other applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as described with particularity in the disclosure letter delivered by the Company to Merger Sub and Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) with respect to specific numbered and lettered sections and subsections of this ARTICLE 3, the Company hereby represents and warrants to Merger Sub and Parent as follows:

Section 3.1                                      Organization and Standing; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has no Subsidiaries.  The Company is duly qualified to conduct business and is in good standing to do business in each jurisdiction where such qualification or good standing is required, except where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect.  The Company has all requisite power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and other assets, to conduct its businesses as presently conducted and as proposed to be conducted, to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.  The copies of the Company’s certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) that are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date hereof.  The Company is not in default under or in violation of any provision of the Certificate of Incorporation or the Bylaws.  For purposes of this agreement, the term “Subsidiary” means, with respect to a Party, any corporation, more than 50% of the outstanding voting securities of which are owned or controlled, directly or indirectly, by such Party or any Subsidiary of such Party, or a partnership, limited liability company, trust, association or other business entity in which such Party or any Subsidiary of such Party is a general partner, manager or trustee or owns or controls, directly or indirectly, interests entitling it to receive more than 50% of the profits or losses of such entity.  As used in this Agreement, “Law” shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation, or Order.

Section 3.2                                      Capitalization.

(a)                                  The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Common Stock; and (ii) 25,000,000 shares of preferred stock, par value $0.01 (“Preferred Stock”).  As of the close of business on February 8, 2010, (x) 30,320,525 shares of Common Stock were issued (and not held in the treasury of the Company) and outstanding, (y) no shares of Common Stock were issued and held in the treasury of the Company and (z) no shares of Preferred Stock were issued and outstanding or held in the treasury of the Company.  Since February 2, 2010 through the date hereof, no shares of Common Stock or Preferred Stock have been issued.  As of the close of business on February 8, 2010, (x) an aggregate of 391,226 shares of Common Stock were subject to and reserved for issuance pursuant to Company Stock Option Awards or lapse of restrictions of Company Restricted Stock Awards granted under the Company Stock Plans, and (y) an aggregate of zero (0) shares of Common Stock were subject to and reserved for issuance under the Company Stock Plans, and since February 8, 2010 and through the date hereof, no additional shares of Common Stock have become subject to issuance under the Company Stock Plans.  Section 3.2(a) of the Company Disclosure Letter sets forth as of the close of business on February 8, 2010 a list of each outstanding Company Stock Option Awards and Company Restricted Stock Awards (the “Company Equity Awards”) granted under the Company Stock Plans and (i) the name of the holder of such Company Equity Award, (ii) the number of shares of Common Stock subject to such outstanding Company Equity Award, (iii) the exercise price or base price of such Company Equity Award, if applicable, (iv) the date on which such Company Equity Award was granted or issued, (v) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (vi) with respect to Company Stock Options, the date on which such Company Stock Option expires.  All shares of Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(b)                                 All of the issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, are free and clear of all Encumbrances created by or imposed upon the holders thereof, and are not subject to any preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party or by which it is bound.  Except as set forth in the Certificate of Incorporation, (i) no subscription, warrant, option, conversion, exchange or other right (contingent or otherwise) to purchase or otherwise acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation, contract or commitment (contingent or otherwise) to issue any subscription, warrant, option, conversion, exchange or other such right or to issue, transfer, deliver, sell or cause to be outstanding, directly or indirectly, any shares of its capital stock or any evidences of indebtedness of the Company and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.  All of the issued and outstanding shares of Common Stock and all outstanding subscription, warrant, option, conversion, exchange or other rights to purchase or otherwise acquire such Common Stock, directly or indirectly, have been offered, issued, granted or sold by the Company in compliance with applicable federal and state securities Laws or pursuant to valid exemptions therefrom.  No debt securities of the Company are issued and outstanding.

(c)                                  The Company does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture, limited liability company or other business enterprise or Person, nor does the Company have the right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any other entity or Person.

(d)                                 The Board or a committee administering the Company Stock Plans has the power and authority to adjust the terms of all outstanding Company Equity Awards granted under the Company Stock Plans, by resolution or other action, to provide that (i) each Company Stock Option Award outstanding immediately prior to the Effective Time shall be canceled in accordance with Section 2.6(a), with the holder thereof becoming entitled to receive the amount of cash referred to in Section 2.6(a) and (ii) each Company Restricted Stock Award outstanding immediately prior to the Effective Time shall be canceled in accordance with Section 2.6(b), with the holder thereof becoming entitled to receive the cash payment referred to in Section 2.6(b).  Such cancellation of a Company Stock Option Award or Company Restricted Stock Award in exchange for the cash payment described in Section 2.6(a) or Section 2.6(b), as applicable, will constitute a release of any and all rights the holder of such Company Stock Option Award or Company Restricted Stock Award had or may have had in respect thereof.  No consents of the holders of the Company Equity Awards are necessary to effectuate the foregoing.

The Board or a committee administering the Company Stock Plans has the power and authority to cause the Company Stock Plans to terminate as of the Effective Time.  Following the Effective Time, no holder of a Company Equity Award or any participant in the Company Stock Plans will have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

Section 3.3                                      Authorization.  The execution, delivery and performance by the Company of this Agreement, the Voting Agreement, and all other agreements executed by the Company in connection with the transactions contemplated by this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action (other than, in the case of the Merger, (a) the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Common Stock (excluding shares of Common Stock beneficially owned by DLJ or any of their affiliates or by the Chief Executive Officer or the Chief Financial Officer of the Company) (the “Company Stockholder Approval”) and (b) the filing with the Secretary of State of the State of Delaware the Certificate of Merger as required by the DGCL).  This Agreement, the Voting Agreement, and each other agreement contemplated hereby and thereby to be executed by the Company in connection with the transactions contemplated by this Agreement have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other Laws relating to creditors’ rights and to general principles of equity.  The Board of Directors, acting upon the unanimous recommendation of the Special Committee, at a duly called and held meeting, has unanimously adopted the Board Actions.  The only vote of the stockholders required to adopt this Agreement and approve the transactions contemplated hereby is the Company Stockholder Approval.

Section 3.4                                      Non-Contravention; Governmental Authorities and Consents.

(a)                                  The execution, delivery and performance by the Company of this Agreement, the Voting Agreement, and the other agreements executed by the Company in connection with the transactions contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not violate in any material respect any provision of Law (subject to compliance with the requirements set forth in clauses (i) through (iii) of Section 3.4(b) and, in the case of the consummation of the Merger, obtaining the Company Stockholder Approval) and will not violate or conflict with, result in the breach of any of the terms, conditions or provisions of, constitute a default under, create in any party the right to terminate, enforce or modify, accelerate payment or create or impose a lien pursuant to, or require a filing, consent or waiver, except as set forth in Section 3.4 of the Company Disclosure Letter, under, (i) the Certificate of Incorporation or Bylaws (each as amended to date), (ii) any written or oral contract, subcontract, understanding, bond, option, warranty, purchase order, sublicense, insurance policy, mortgage, indenture, lease, license, note, agreement, right of Intellectual Property or other legally binding instrument or arrangement to which the Company is a party or by which it or any of its properties or assets is bound (each, a “Contract”) or (iii) any permit, decree, judgment, Order, injunction, statute, rule, regulation or other restriction applicable to the Company or its properties, in the case of clauses (ii) and (iii) other than any such violation, conflict, breach, default or right to terminate, enforce, modify, accelerate payment or create or impose a lien, or requirement of a filing, consent or waiver that would not have a

Company Material Adverse Effect.  The consummation of the transactions contemplated by this Agreement (either alone or together with any other event) shall not give rise to the right of any such person to receive any severance, retention or change in control payments.  As used in this Agreement, “Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority, arbitrator or mediator.

(b)                                 No consent, approval, Order, or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental Authority is required on the part of the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (including the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby (the “Company Schedule 13E-3”) and the Proxy Statement in connection with the Company Stockholder Approval), applicable requirements of Antitrust Laws, competition or merger control consents, and state securities, takeover and “blue sky” Laws,  the applicable requirements of the Nasdaq Stock Market (“Nasdaq”) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL.  As used in this Agreement, “Antitrust Laws” means (i) the Sherman Act of 1890, as amended, (ii) the Clayton Antitrust Act of 1914, as amended, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (iv) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition and any other Law requiring parties to submit a filing to a Governmental Authority and observe a waiting period under any of the foregoing Laws.  As used in this Agreement, “Governmental Authority” means any governmental or quasi-governmental body of the United States, or any other country, including any state, province, county, city or other political subdivision thereof, or any authority, agency, court, instrumentality or statutory or regulatory body of any of the foregoing.

Section 3.5                                      Compliance.  The Company is and, since January 1, 2009, has been in compliance with all Laws or Orders applicable to the Company or by which the Company or any of its businesses or properties is bound, except for such non-compliance that would not have a Company Material Adverse Effect.  To the Company’s knowledge, no Governmental Authority has issued any notice or notification stating that the Company is not in compliance with any Law, except where such non-compliance would not have a Company Material Adverse Effect.

Section 3.6                                      Litigation.  Except for matters that would not have a Company Material Adverse Effect, there is no action, suit, mediation, arbitration, claim, charge, grievance, complaint or proceeding, or any governmental action, proceeding, inquiry or investigation (collectively, “Proceeding”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties or assets in or before any Governmental Authority or before any mediator or arbitrator.  Section 3.6 of the Company Disclosure Letter lists all Proceedings that the Company has pending against other parties and all Proceedings that are pending against the Company.  The Company is not subject to or bound by any Order.  As used in this Agreement, the term “Company Material Adverse Effect” means any circumstance, event, change or effect (whether or not foreseeable or known as of the date of this Agreement) that, individually or in the aggregate with all other circumstances, events, changes and effects, (a) is, or would reasonably be expected to be, materially adverse to the assets, business, condition (financial or otherwise), or results of operations of the Company (whether or not such circumstance, event, change or effect has, during the period or at any time in question, manifested itself in the historical financial statements or results of the Company), including any circumstance, event, change or effect that would result in (1) the Company’s net production of natural gas to be less than 6.75 MMcf, based on the average daily production for any rolling five day period, on any day after the date hereof; (2) the Company’s proved reserves of natural gas as of (x) December 31, 2009, or (y) the last day of any fiscal quarter occurring after the date hereof to be less than 23.0 Bcf based on a constant price of CIG Rocky Mountain Index of $4.00 per Mcf and the reserve report prepared by Netherland, Sewell & Associates, Inc.; or (3) an aggregate net reduction in the net mineral acres owned by the Company within the Powder River Basin play in excess of 30,000 net mineral acres with initial net acreage indicated on Section 3.11 (“Summary of Acreage”) of the Company Disclosure Letter or (b) would prevent the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that, for the purposes of clause (a), no event, change or effect to the extent arising out of, resulting from or attributable to the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur:  (i) general industry, economic, market or political conditions; (ii) acts of war, sabotage or terrorism; (iii) the announcement or pendency of the transactions contemplated by this Agreement; (iv) any changes in GAAP, applicable Law or the interpretation thereof; (v) the taking of any specific action at the express written direction of Parent; or (vi) a decline in the market price, or a change in the trading volume, of the shares of Common Stock (it being understood that any cause of any such decline or change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); provided, further, however, that any circumstance, event, change and effect referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company, compared to other participants in the industries in which the Company conducts its business.

Section 3.7                                      SEC Filings; Company Financial Statements.

(a)                                  The Company has filed or furnished, and will file or furnish until the Effective Time, each form, report, statement, schedule, document, certification, registration statement, prospectus and definitive proxy statement (including all exhibits, amendments and supplements thereto and all information incorporated by reference) required to be filed or furnished by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act or the Exchange Act (the “Company SEC Filings”) since January 1, 2007.  The Company SEC Filings (i) were filed or furnished on a timely basis, (ii) were prepared in accordance and complied with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be and (iii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company at or before the SEC.  The Company has made available to Parent copies of all comment letters received by the SEC since January 1, 2007 and relating to the Company SEC Filings, together with all written responses of the Company thereto provided or made available to the SEC.  As of the date of this Agreement, the Company has not received any notice from the SEC that any Company SEC Filing is the subject of any ongoing review by the SEC.

(b)                                 Each set of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Filings (the “Company Financial Statements”):  (i) complied (and will comply) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was prepared (and will be prepared) in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes or as otherwise permitted by the rules and regulations of the SEC) and (iii) fairly presented (and will fairly present) in all material respects the financial position of the Company at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or significance.  Except as reflected in the Company Financial Statements, the Company is not a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act (“Regulation S-K”)). The Company has not had any dispute with any of its auditors regarding accounting matters or policies requiring public reporting, a report to the audit committee or which is otherwise material.  The books and records of the Company have been, and are being maintained in all material respects in accordance with applicable Law and all accounting requirements and reflect only active transactions.

(c)                                  The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to the Company required to be disclosed in the Company’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)                                 The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15(d)-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act, and such system is designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP and that transactions of the Company are being made only in accordance with authorizations of management and the Board of Directors.

(e)                                  Each of the “principal executive officer” of the Company (as defined in the Sarbanes-Oxley Act of 2002 (“SOX”)) and the “principal financial officer” of the Company (as defined in SOX) has made all certifications required by Sections 302 and 906 of SOX and any related rules and regulations promulgated by the SEC and the Nasdaq and the rules and regulations promulgated thereunder with respect to the Company SEC Filings and the statements contained in any such certifications were true and accurate as of the date such certifications were made and have not been modified or withdrawn.  Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of the certifications required by SOX and made by its principal executive officer and principal financial officer.

(f)                                    To the knowledge of the Company, there is no fraud, whether or not material, that involves any employee who has a significant role in the Company’s internal controls and procedures.

(g)                                 The Company is in compliance in all material respects with all applicable provisions of SOX and the applicable listing and governance rules of the Nasdaq, except as set forth on Section 3.7(g) of the Company Disclosure Letter.

(h)                                 To the knowledge of the Company, Ehrhardt Keefe Steiner & Hottman PC, which has expressed its opinion with respect to the Company Financial Statements, is “independent” (under applicable rules then in effect) with respect to the Company within the meaning of Regulation S-X since the appointment of Ehrhardt Keefe Steiner &  Hottman PC in that capacity.

Section 3.8                                      No Undisclosed Liabilities.  The Company does not have any undisclosed liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) disclosed in the Company Financial Statements (including any related notes), (ii) incurred in the ordinary course of business and consistent with practices since the date of the Latest Balance Sheet and (iii) that are not material in the aggregate to the Company.  For purposes of this Agreement, “Latest Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2008, which is included in the Company Form 10-K.

Section 3.9                                      Absence of Certain Changes or Events.  Except as set forth in Section 3.9 of the Company Disclosure Letter, since the date of the Latest Balance Sheet there has not been, occurred or arisen:  (a) a Company Material Adverse Effect or any event, change, effect or condition of any character that is reasonably expected to have a Company Material Adverse Effect; (b) any making, declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of the Company’s capital stock or any other securities of the Company, except for the acquisition of shares of Common Stock by the Company in satisfaction by holders of any options or rights granted under the Company Stock Plans or the applicable exercise price or withholding taxes; (c) any split, combination or reclassification of any of the Company’s capital stock; (d) any granting by the Company of any increase in compensation or fringe benefits to any employee or director or any payment by the Company of any bonus, or any entry by the Company into any contract (or amendment of an existing contract) to grant or provide severance, acceleration of vesting, termination pay or other similar benefits; (e) any change by the Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by concurrent changes in GAAP or by the SEC; (f) any revaluation by the Company of any of its assets, including writing off notes or accounts receivable or any sale of assets of the Company; (g) entry by the Company into any material licensing or other material Contract with regard to the acquisition or disposition by the Company of any material Intellectual Property other than non-exclusive licenses or other Contracts with regard to the acquisition or disposition by the Company of any Intellectual Property; (h) any change by the Company in its material Tax elections or accounting methods, or any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes; (i) any damage, destruction or loss (whether or not covered by insurance) with respect to the assets of the Company that individually or in the aggregate could reasonably be expected to adversely affect the Company’s business in any material respect; (j) any sale, transfer or other disposition of any material property or material assets (whether real, personal or mixed, tangible or intangible) by the Company; and (k) any announcement of any negotiation by or any Contract by the Company or any employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (j) (other than negotiations or Contracts with Parent and Merger Sub regarding this Agreement).  Since the date of the Latest Balance Sheet, the Company has conducted its business in the ordinary course of business as consistent with past practices.  As used in this Agreement, the term “Encumbrance” means, with respect to any asset of the Company, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset), in each case except for such restrictions of general application under the Securities Act and applicable “blue sky” Laws.  The terms “encumber” and “encumbering” (whether or not capitalized) have meanings correlative to the foregoing.

Section 3.10                                Taxes.

(a)                                  Except as set forth on Section 3.10(a) of the Company Disclosure Letter, (i) all material Tax Returns which were required to be filed by or with respect to the Company have been duly and timely filed, (ii) all material items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all material Taxes owed by the Company which are or have become due have been timely paid in full, (iv) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all material respects, and (v) there are no material Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)                                 Except as set forth on Section 3.10(b) of the Company Disclosure Letter, there is no written, or to the knowledge of the Company, unwritten claim against the Company for any material Taxes, and no assessment, deficiency or adjustment that would result in a material amount of Tax being due has been asserted, proposed, or threatened, in each case in writing, with respect to any Tax Return of or with respect to the Company.  No material Tax audits or administrative or judicial proceedings are being conducted, pending or threatened with respect to the Company.  No claim has been made in writing during the past six years by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(c)                                  There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax of or with respect to the Company.

(d)                                 The Company is not party to, bound by, or otherwise affected by any Tax allocation, sharing or indemnity agreements or arrangements.  No payments are due or will become due by the Company pursuant to any such agreement or arrangement.

(e)                                  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; (vi) election to defer any cancelation of indebtedness income under Code Section 108(i); or (vii) prepaid amount received on or prior to the Closing Date.

(f)                                    The Company has no liability for the Taxes of any Person (other than the Company) for which the statute of limitations has not yet expired under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Law), or as a transferee or successor, or by contract or otherwise.

(g)                                 To the extent applicable, the Company has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax Law.

(h)                                 The Company has not (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulations § 301.6112-1.  The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Law).

(i)                                     The Company has not made any payments, is not obligated to make any payments, and is not a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Sections 162(m) of the Code.

(j)                                    The Company does not have any material liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) that has not been accrued for or reserved on the Company Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Company Financial Statements in connection with the operation of the business of the Company in the ordinary course of business.  The Company has established on its books and records reserves or accrued liabilities or expenses that are adequate for the payment of all Taxes for which the Company is liable but which are not yet due and payable.

(k)                                 The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l)                                     The Company is not subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.

(m)                             The Company is not party to any gain recognition agreement under Section 367 of the Code and the Treasury Regulations thereunder.

(n)                                 For purposes of this Agreement (i) “IRS” means the United States Internal Revenue Service, (ii) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity, (iii) “Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including, without limitation, income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (iv) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and (v) “Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Authority or quasi-Governmental Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

Section 3.11                             Title to Property and Assets.  The Company has good, valid and marketable title to, or a valid leasehold interest in, all of the material properties and assets owned or leased by it, including the properties and assets set forth on Section 3.11 of the Company Disclosure Letter, in each case, free and clear of all Encumbrances other than (a) liens for Taxes not yet due and payable, (b) such imperfections of title or liens as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, (c) liens securing debt reflected in the Company Financial Statements and (d) mechanic’s, workman’s or repairman’s liens arising in the ordinary course of business (clauses (a)-(d) collectively referred to as “Permitted Encumbrances”).

Section 3.12                             Intellectual Property.

(a)                                 For purposes of this Agreement, the term “Intellectual Property” means any and all (i) seismic data, trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, trade secrets, know-how, and other proprietary rights and information, including, but not limited to, all geologic and geographical data and interpretations thereof, including geologic maps, isopachs, structure maps and any other maps, and other indicia of source of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; and (iii) copyrights in and to published and unpublished works of authorship, whether copyrightable or not (including software), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and in each of cases (i) to (iii) inclusive, whether registered, unregistered or capable of registration.

(b)                                 Except as individually or in the aggregate would not be reasonably likely to have or result in, a Company Material Adverse Effect:

(i)                                     the Company is the sole and exclusive owner of, or possesses adequate licenses or other rights to use, all Intellectual Property used in the present conduct of the businesses of the Company (“Company IP Rights”), free and clear of all security interests (except Permitted Liens) including but not limited to liens, charges, mortgages, title retention agreements or title defects;

(ii)                                  to the Company’s knowledge, no consent, co-existence or settlement agreements, judgments, or court orders limit or restrict the Company’s ownership rights in and to any Intellectual Property owned by them;

(iii)                               the conduct of the business of the Company as presently conducted does not, to the knowledge of the Company, infringe or misappropriate any third Person’s Intellectual Property; or

(iv)                              to the knowledge of the Company, no third Person is infringing or misappropriating any Intellectual Property owned by the Company, and to the knowledge of the Company there is no litigation pending or threatened in writing by or against the Company, nor, to the knowledge of the Company, has the Company received any written charge, claim, complaint, demand, letter or notice, that asserts a claim (A) alleging that any or all of the Company IP Rights infringe or misappropriate any third party’s Intellectual Property, or (B) challenging the ownership, use, validity, or enforceability of any Company IP Right.

(c)                                  All Intellectual Property owned by the Company that is the subject of an application for registration or a registration (“Registered Company IP”) is to the knowledge of the Company, in force, and all application, renewal and maintenance fees in relation to all Registered Company IP have been paid to date, except for any Registered Company IP that the Company has abandoned, not renewed or allowed to expire.

(d)                                 Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Company Material Adverse Effect, to the Company’s knowledge, (i) there does not exist, nor has the Company received written notice of, any breach of or violation or default under any of the terms, conditions or provisions of any material contracts related to Company IP Rights, and (ii) the Company has not received written notice of the desire of the other party or parties to any such material contracts relating to Company IP Rights to exercise any rights such party or parties have to cancel, terminate or repudiate such material contract relating to Company IP Rights or exercise remedies thereunder.

Section 3.13                             Insurance.  The Company maintains valid bonds or policies of insurance with financially responsible insurance companies with respect to its assets, properties and business of the kinds and in the amounts not less than that which is customarily obtained by corporations engaged in the same or similar business and similarly situated.  As of the date of this Agreement, to the knowledge of the Company, with respect to each such insurance policy, the policy is in full force and effect.

Section 3.14                             Contracts.

(a)                                 For purposes of this Agreement, “Material Contract” means the following to which the Company is a party or any of its assets or properties are bound (excluding any Contract that has expired or terminated in accordance with its terms and under which no Party has any continuing rights or obligations):

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) promulgated under Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii)                                  any employment, independent contractor or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof)

with any current or former (A) executive officer of the Company, (B) member of the Board of Directors or (C) employee, independent contractor or consultant of the Company;

(iii)                               any Contract providing for indemnification or any guaranty by the Company other than any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)                              any Contract containing any covenant applicable to the Company (or, at any time after the consummation of the Merger or the other transactions contemplated by this Agreement, that would by its terms be applicable to Parent or any of its Subsidiaries) prohibiting or otherwise materially limiting the Company’s right to engage or compete in any line of business or to operate in any geographic area or distribution channel;

(v)                                 any Contract relating to the disposition or acquisition of assets by the Company after the date of this Agreement;

(vi)                              any acquisition Contract pursuant to which the Company has “earn-out” or other contingent purchase price payment obligations, in each case, that have not been paid prior to the date hereof and that would reasonably be expected to result in payments by the Company after the date hereof;

(vii)                           any Contract under which the Company has continuing minimum payment obligations or costs in excess of $500,000 per year that may not be canceled without material liability upon notice of 30 days or less;

(viii)                        any Contract in respect of a Derivative Transaction;

(ix)                              any Contract that contains any provision that requires the purchase of all of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company;

(x)                                 any Contract that (A) contains most favored customer pricing provisions which are material to the Company or (B) grants any exclusive rights or rights of first refusal which are material to the Company;

(xi)                              any Contract that is a partnership, joint venture or similar Contract;

(xii)                           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender;

(xiii)                        any settlement agreement entered into since January 1, 2009 in respect of any action, suit, claim, charge, complaint or proceeding, any governmental action, inquiry or investigation;

(xiv)                       any other Contract that is not with a customer of the Company under which the Company is obligated to make payment or incur costs in excess of $500,000 in any year and which is not otherwise described in clauses (i)-(xiii) above;

(xv)                          any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xvi)                       all Contracts that require a consent to a change of control or to an assignment by operation of Law, as the case may be, prior to the Effective Time, which Contracts are material to the Company;

(xvii)                    the Contracts that are listed on Section 3.14(a)(xvii) of the Company Disclosure Letter;

(xviii)                 any Contract under which the consequences of a default could reasonably be expected to have a Company Material Adverse Effect; or

(xix)                       any Contract that is otherwise material to the Company or its business, operations, properties, assets, financial condition, results of operations or cash flows.

(b)                                 Each Material Contract is listed on Section 3.14 of the Company Disclosure Letter.  Except as would not have a Company Material Adverse Effect, as of the date hereof, neither the Company, nor to the knowledge of the Company any other party to a Material Contract, is in breach, violation or default under, and the Company has not received written notice that it has actually or potentially breached, violated or defaulted under, any of the material terms or conditions of any Material Contract in such a manner as would permit any other party to cancel or terminate any such Material Contract, or would permit any other party to seek damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).  The Company has performed in all material respects all of the obligations to be performed by it and is entitled to all benefits under, any Material Contract (other than any such defaults to the extent waived pursuant to the Credit Agreement Waiver).  Each Material Contract is in full force and effect, and has not been amended in any material respect.

Section 3.15                             Permits; Compliance.

(a)                                 The Company has all federal, state, local or foreign authorizations, licenses and permits and any similar authority necessary for the conduct of its business as presently conducted, except for any authorizations, licenses, permits or similar authorities for which the failure to obtain or hold would not have a Company Material Adverse Effect.  Each authorization, license, permit and similar authority is valid and in full force and effect and the Company is not in violation of or in default under any of such authorization, license, permit or other similar authorities, except for such violation or defaults which would not have a Company Material Adverse Effect.

(b)                                 To the knowledge of the Company, no officer, employee or director of the Company is obligated under any Contract (including any license, covenant, or commitment of any nature), or subject to any Order that would conflict or interfere with (i) the performance of such Person’s duties as an officer, employee, or director of the Company, (ii) the use of such Person’s reasonable best efforts to promote the interests of the Company or (iii) the Company’s business as presently conducted or proposed to be conducted.  To the knowledge of the Company, no officer, employee or director of the Company is in violation of any term of any

Contract or covenant (either with the Company or with another Person) relating to employment, patents, proprietary information disclosure, noncompetition or nonsolicitation.

Section 3.16                             Employment Matters.

(a)                                 The Company has not agreed to recognize any labor union or similar organization, nor has any labor union or similar organization been certified as the exclusive bargaining representative of any of its or their employees.  The Company is not a party to or bound by a collective bargaining or similar agreement or understanding with a labor union or similar organization, and no such agreement or understanding is being negotiated.  None of the employees of the Company is represented by any labor union or similar organization, and there has not been and there is not now pending a labor strike, slowdown, lockout, stoppage or other labor dispute or proceeding with respect to the Company (including any organizational campaign or representation petition) and to the knowledge of the Company no labor strike, slowdown, lockout, stoppage or other labor dispute or proceeding (including an organizational campaign or representation petition) has been threatened.  Neither the Company, nor to the knowledge of the Company, any employee or representative of the Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of the Company, except as would not have a Company Material Adverse Effect.

(b)                                 To the knowledge of the Company, no officer, director, or group of employees has any plans to terminate his, her or their employment with the Company and none of the foregoing has threatened to do so.  No employees of the Company are in violation of any term of any employment contract, technology assignment agreement or any covenant any such employee has to a prior employer, except as would not have a Company Material Adverse Effect.  The employment of each employee of the Company (other than the Chief Executive Officer and the Chief Financial Officer) is “at will.”

(c)                                  Except as would not have a Company Material Adverse Effect, there is no action, suit, claim, charge, complaint, grievance or proceeding, or any governmental action, inquiry or investigation against the Company, or settlement thereof, pending or, to the knowledge of the Company, threatened relating to any labor or employment matters, including those for (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) alleged breach of contract or other claim arising under a collective bargaining agreement, other labor contract or individual agreement, or any other employment covenant whether express or implied; (v) alleged violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (vi) alleged violation of occupational safety and health standards; or (vii) alleged violation of plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower Laws, or other labor or employment Laws; and the Company is in compliance with all applicable Laws, rules and regulations relating to labor and employment, including those Laws, rules and regulations relating to the above-listed matters, except as would not have a Company Material Adverse Effect. All employees of the Company are lawfully authorized to work in the jurisdiction in which they are employed according to applicable immigration Laws, and the Company is in compliance with all applicable Laws relating to the documentation and recordkeeping of their employees’ work authorization status, except as would not have a Company Material Adverse Effect.

(d)                                 The Company has not had any plant closings, mass layoffs or other terminations of employees which would create any obligations upon or liabilities under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar Laws.  The Company is not a party to any Contract or subject to any requirement that in any manner restricts it from relocating, consolidating, merging or closing, in whole or in part, any portion of its business, subject to applicable Law.

(e)                                  All employees and former employees of the Company have been, or will have been on or before the Closing, paid in full all compensation (including any applicable severance and termination pay) owed and payable to them by the Company as of the Closing.

Section 3.17                             Environmental Matters.  With respect to environmental matters:

(a)                                 The Company is and within the past three (3) years has been, in compliance with all applicable Environmental Laws, except where failure to be in compliance with such laws, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 There are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law, except for any such Environmental Claims that, individually or in the aggregate, could not be reasonably be anticipated to result in a Company Material Adverse Effect.

(c)                                  There has been no actual or threatened Release of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company.

(d)                                 No Remedial Work is being conducted or anticipated at (i) any property currently owned or operated by the Company or (ii) any property for which the Company retained or assumed liability for any Remedial Work contractually or by operation of law, except for such Remedial Work that, individually or in the aggregate, could not reasonably be anticipated to result in a Company Material Adverse Effect.

(e)                                  Except as could not reasonably be expected to result in a Company Material Adverse Effect, either individually or in the aggregate, none of the Company’s assets have generated, used, treated, recycled, stored, transported, Released, deposited, or disposed of any Hazardous Material except in compliance with Environmental Laws.

(f)                                   The Company has obtained and is in compliance with all material approvals, permits, licenses, registrations and similar authorizations required under Environmental Law for the operation of the businesses of the Company as presently conducted.  There are no pending or, to the knowledge of the Company, threatened actions or proceedings seeking to modify, revoke or deny the renewal of any material approvals, permits, licenses, registrations and similar authorizations.

(g)                                  The Company has made available to Parent and Merger Sub all significant investigations, reports, audits, correspondence, notices, and similar documents within its possession or control dated during the three (3) years prior to the Closing Date relating to the business or the assets and compliance with or liability under any Environmental Law or the Release of Hazardous Substances except for routine matters to which there is no current non-compliance.

(h)                                 For purposes of this Agreement,

(i)                                     “Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or written notice alleging any potential liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, fines or penalties) arising out of, based on, or resulting from (i) the presence or Release into the environment of any Hazardous Material or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

(ii)                                  “Environmental Laws” means all Laws, including any judicial or administrative interpretations thereof and applicable common law, relating to pollution, remediation, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources), protection of flora or fauna or their habitat, or protection of human health (including workplace health or safety), including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Emergency Planning and Community Right-to-know Act, as amended, 42 U.S.C. §§ 11001 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq., Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801, et seq., Toxic Substances Control Act, as amended, 15 U.S.C. §§ 2601 et seq., and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq. and all regulations promulgated pursuant to any of the foregoing, and any state or local counterparts.

(iii)                               “Hazardous Material” means any chemicals, materials, substances, or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, to the extent regulated by or for which liability could arise under Environmental Law, including asbestos, asbestos containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, lead-containing paints or coatings, naturally occurring radioactive materials, and Hydrocarbons, Hydrocarbon derivatives, or Hydrocarbon by-products Released into the environment; and

(iv)                              “Release” means any discharge, emission, migration, dispersal,  transportation, disposal, dumping, injecting, spilling, leaking, pumping, pouring, burying, abandoning, discarding, emptying, leaching, or placing of Hazardous Materials, including the abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Materials.

(v)                                 “Remedial Work” means all actions required under Environmental Law to address any non-compliance with Environmental Law or Environmental Claim, including all investigatory, corrective, or remedial actions such as cleanup, containment, handling, removal, treatment, storage, transportation and disposal of Hazardous Materials, site monitoring, pollution abatement, site restoration, or other ameliorative work.

Section 3.18                             Employee Benefits.

(a)                                 Section 3.18(a) of the Company Disclosure Letter includes a list of each Current Employee Benefit Plan.  No other Current Employee Benefit Plan exists.

(b)                                 No awards other than Company Stock Option Awards and Company Restricted Stock Awards are outstanding under the Company Stock Plans as of the date of this Agreement.

(c)                                  The following documents have been made available to Parent:  (i) true, correct and complete copies of each Current Employee Benefit Plan and related trusts (including tax-exempt trusts, secular trusts, voluntary employees’ beneficiary associations and “rabbi trusts”), if applicable, including all amendments thereto, and all associated contracts (including insurance contracts, HMO agreements, recordkeeping contracts, trustee contracts and third party administrator contracts), (ii) the three most recently filed Forms 5500 (and any associated financials, schedules and actuarial reports) and the summary plan description for each Current Employee Benefit Plan required to file such report or description, and (iii) the most recent favorable determination letter from the IRS, or filing to obtain such letter, with respect to each Current Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code (“Qualified Employee Benefit Plan”).

(d)                                 Neither the Company nor any Commonly Controlled Entity (defined below) sponsors, maintains, contributes to or has an obligation to contribute to, and has not at any time within six years prior to the date of this Agreement sponsored, maintained, contributed to, or had an obligation to contribute to (i) any employee benefit plan within the meaning of Section 3(3) of ERISA that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (ii) any multiemployer plan within the meaning of Section 3(37) of ERISA.

(e)                                  With respect to the Employee Benefit Plans:

(i)                                     All material obligations, whether arising by operation of Law or by contract, required to be performed with respect to the Employee Benefit Plans have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to the Employee Benefit Plans, and each Employee Benefit Plan has been administered in compliance with its governing documents and all applicable Law;

(ii)                                  All reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to governmental authorities (including the IRS, PBGC and the Department of Labor), Employee Benefit Plan participants or beneficiaries have been filed or furnished in accordance with applicable Law in a timely manner;

(iii)                               Each Qualified Employee Benefit Plan (A) satisfies in form the qualification requirements of Section 401(a) of the Code except to the extent amendments are not required by Law to be made until a date after the Effective Time, (B) has received a favorable determination letter from the IRS regarding such qualified status or is maintained under a prototype document that has received a favorable opinion letter from the IRS regarding such qualified status or prototype document, as applicable, (C) has not, since receipt of the most recent favorable determination letter, been amended in a manner that would adversely affect such qualified status and (D) has not been operated in a manner that would adversely affect such qualified status;

(iv)                              There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of the Company threatened against, or with respect to, any Employee Benefit Plan or associated assets;

(v)                                 All contributions required to be made to each Employee Benefit Plan pursuant to its terms, the Code or any other applicable Law have been timely made;

(vi)                              As to any Qualified Employee Benefit Plan, there has been no termination, partial termination or discontinuance of contributions within the meaning of Section 411(d)(3) of the Code in connection with which all affected participants have not been fully vested in their accrued benefits;

(vii)                           Any Qualified Employee Benefit Plan terminated prior to the date of this Agreement has received a favorable determination letter from the IRS with respect to its termination;

(viii)                        No act, omission or transaction has occurred that would result, directly or indirectly, through its or his own liability, indemnification or otherwise, in imposition on the Company or any fiduciary of any Employee Benefit Plan of (A) fiduciary duty liability damages under Section 409 of ERISA, (B) any liability under Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(ix)                              There is no matter pending (other than routine qualification determination filings) with respect to any Employee Benefit Plan before the IRS, the Department of Labor, the PBGC, or other Governmental Authority;

(x)                                 Each trust funding an Employee Benefit Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such exempt status or cause any liability on the Company or any fiduciary of an associated Employee Benefit Plan;

(xi)                              Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require the Company to make a larger contribution to, or pay greater benefits or provide other rights under, any Employee Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Employee Benefit Plan, whether or not some other subsequent action or event would be required to cause such creation or acceleration to be triggered, or (C) conflict with the terms of any Employee Benefit Plan;

(xii)                           All obligations of the Company, each Commonly Controlled Entity and each fiduciary under each Employee Benefit Plan, whether arising by operation of Law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 608 of ERISA, or similar state Law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed;

(xiii)                        No Current Employee Benefit Plan provides any severance benefits or retention benefits;

(xiv)                       Each Current Employee Benefit Plan, which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, may by its terms, and the summary plan description for each plan provides that such plan may, be unilaterally amended, revised, or terminated in its entirety by the Company or a Commonly Controlled Entity, as applicable, without liability except as to benefits accrued thereunder prior to such amendment, revision, or termination, subject to contractual notice requirements;

(xv)                          No Current Employee Benefit Plan provides retiree medical or retiree life insurance benefits to any individual, and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any individual with life insurance or medical benefits upon retirement or termination of employment, other than as required by COBRA;

(xvi)                       The Company and each Commonly Controlled Entity, as applicable, has maintained all employee data necessary to administer each Current Employee Benefit Plan, including all data required to be maintained under Sections 107 and 209 of ERISA, and such data are true and correct and are maintained in usable form;

(xvii)                    Each Current Employee Benefit Plan that is subject to the requirements of Section 409A of the Code satisfies in form the requirements of Section 409A of the Code and the regulations thereunder and has been operated in material compliance with the requirements of Section 409A of the Code and the regulations thereunder;

(xviii)                 No Employee Benefit Plan except the Company Stock Plans grants or purports to grant any subscription, option, warrant, conversion, exchange or right entitling the holder thereof to purchase or otherwise acquire any shares of stock of the Company, and no such subscription, option, warrant, conversion, exchange or right is outstanding as of the Effective Time;

(xix)                       The Company has not announced, proposed, or agreed to any changes to any Employee Benefit Plan that would cause an increase in benefits (or the creation of new benefits) under any such Employee Benefit Plan, which would result in an increase in the cost of maintaining such Employee Benefit Plan;

(xx)                          (A) Each Company Stock Option Award intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (B) each grant of a Company Stock Option Award was duly authorized no later than the date on which the grant of such Company Stock Option Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required Stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the Grant Date, (C) each such grant was made in accordance with the terms of the applicable Employee Benefits Plan, the Exchange Act and all other applicable Laws, (D) the per share exercise price of each Company Stock Option Award was not less than the fair market value of a share of Common Stock on the applicable Grant Date and (E) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements in accordance with the Exchange Act and all other applicable Laws.  The Company has not granted, and there is no and has been no Company policy or practice to grant, Company Stock Option Awards prior to, or otherwise coordinate the grant of Company Stock Option Awards with, the release or other public announcement of material information regarding the Company or its financial results or prospects; and

(xxi)                       No Current Employee Benefit Plan provides for any gross-up payment associated with any Tax.

(f)                                   In connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event):  (i) no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Employee Benefit Plans that would result, individually or in the aggregate, in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered and (ii) the Company is not a party to any Contract, nor has the Company established any policy or practice, requiring any payment or any other form of compensation or benefit to any Person performing services for the Company upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(g)                                  For purposes of this Agreement (i) “Commonly Controlled Entity” shall mean any corporation, trade, business, or entity under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA; (ii) “Current Employee Benefit Plan” shall mean each Employee Benefit Plan that is sponsored, maintained, or contributed to by the Company or any Commonly Controlled Entity, or has been so sponsored, maintained, or contributed to by the Company or any Commonly Controlled Entity at any time within six years prior to the date of this Agreement, or with respect to which the Company or any Commonly Controlled Entity has any obligations or liability (contingent, secondary or otherwise); (iii) “Employee Benefit Plan” shall mean (A) each employee benefit plan within the meaning of Section 3(3) of ERISA and each plan that would be an employee benefit plan if it were subject to ERISA, such as plans for directors and (B) each personnel policy; stock option plan; collective bargaining agreement; bonus plan or arrangement; incentive award plan or arrangement; workers’ compensation program; vacation policy; voluntary employees’ beneficiary association; retention or change in control agreement or arrangement; profit sharing, retirement, welfare, disability, death benefit, hospitalization or insurance plan or arrangement;  severance pay plan, policy or agreement; deferred compensation agreement or arrangement; executive compensation or supplemental income arrangement; consulting agreement; employment agreement; and other employee benefit plan, agreement, arrangement, program, practice, or understanding (oral or written), which is sponsored, maintained, or contributed to by the Company or any Commonly Controlled Entity for the benefit of the employees, former employees, independent contractors, or agents of the Company or any Commonly Controlled Entity, or has been so sponsored, maintained, or contributed to at any time, or with respect to which the Company or any Commonly Controlled Entity has any obligations or liability (contingent, secondary or otherwise); (iv) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended; and (v) “PBGC” shall mean the Pension Benefit Guaranty Corporation.

Section 3.19                             Real Property.

(a)                                 Section 3.19(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the real property owned by the Company (the “Owned Real Estate”), and sets forth for each such parcel of real property (i) the location and street address and (ii) the nature of the current use of such real property.  Except as would not have a Company Material Adverse Effect, the Company has good and marketable fee simple title to the Owned Real Estate free and clear of any Encumbrances other than Permitted Encumbrances.

(b)                                 Except as would not have a Company Material Adverse Effect, the Company has good leasehold title to the real property leased or subleased by it free and clear of any Encumbrances other than Permitted Encumbrances.  Section 3.19(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the real property leased or subleased by the Company including with respect to each such lease or sublease the date of such lease or sublease and any material amendments thereto, the street address and the nature of the current use of such real property.  Except as would not have a Company Material Adverse Effect, (i) all real property leases and subleases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither the Company nor, to the knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any real property lease or sublease.  The Company has not entered into with any other Person any sublease, license or other agreement that is material to the Company, and that relates to the use or occupancy of all or any portion of the real property material to the Company.  The Company has made available to Parent correct and complete copies of all real property leases and subleases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company leases or licenses, as tenant, any real property material to the Company.

(c)                                  As of the date hereof, the Company has not received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the real property owned by the Company material to the Company.

Section 3.20                             Interested Party Transactions.  Except as disclosed in the Company’s definitive proxy statements included in the Company SEC Filings, since January 1, 2007, no event has ever occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 3.21                             Certain Agreements Affected by the Transactions.  Except as set forth on Section 3.21 of the Company Disclosure Letter or as otherwise contemplated by this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of the Company, (b) materially increase any benefits otherwise payable by the Company to any director, officer, stockholder, employee or consultant thereto or (c) result in the acceleration of the time of payment or vesting of any such benefits.

Section 3.22                             Proxy Statement; Other Information.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Company Schedule 13E-3 and the proxy statement or information statement to be disseminated to the stockholders of the Company in connection with the Company Meeting (such proxy statement or information statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first disseminated to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Company Schedule 13E-3 and the Proxy Statement will, at the time of the Company Meeting, comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any affiliate or Representative of Parent or Merger Sub which is contained or incorporated by reference in the Company Schedule 13E-3 and the Proxy Statement.

Section 3.23                             Section 203.  The Board of Directors has taken all actions necessary under the DGCL, including approving the Voting Agreement and approving the transactions contemplated by this Agreement, to ensure that the restrictions on Business Combinations (as defined in Section 203 of the DGCL) do not, and will not, apply to the transactions contemplated hereby, if any such transactions are consummated in accordance with the terms of this Agreement.  Neither the execution and delivery of the Voting Agreement nor this Agreement nor the consummation the Merger and any of the transactions contemplated hereby will prohibit for any period of time, or impose any stockholder approval requirement with respect to, the Merger (except the Company Stockholder Approval).

Section 3.24                             Takeover Laws.  No “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”), or other comparable takeover provision of the Certificate of Incorporation or Bylaws applies to the Voting Agreement, this Agreement, or the Merger, prohibits the consummation of the Merger or imposes any additional stockholder approvals or conditions with respect to the Merger.

Section 3.25                             Opinion of Financial Advisor.  The Special Committee has received the opinion of FBR Capital Markets & Co. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and subject to various qualifications and assumptions, the Merger Consideration in cash proposed to be received by holders of shares of Common Stock in the Merger pursuant to this Agreement is fair from a financial point of view to such holders.

Section 3.26                             Reserve Information.

(a)                                 The Company has furnished to Parent a reserve report prepared by Netherland, Sewell and Associates, Inc. containing estimates of the oil and gas reserves that are owned by the Company as of December 31, 2008 (the “Company Reserve Report”). The factual, non-interpretive data relating to the Oil and Gas Interests of the Company on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth therein was accurate in all material respects at the time such data was provided to the reserve engineers for the Company Reserve Report. The Company Reserve Report conforms to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2006, all of the Company’s wells have been drilled and (if completed) completed, operated and produced in compliance in all respects with applicable oil and gas leases and applicable Laws, except where any noncompliance would not reasonably be expected to have a Company Material Adverse Effect.  The Company is not in violation of any applicable Law or contract requiring the Company to plug and abandon any well because the well is not currently capable of producing in commercial quantities or for any other reasons.

(b)                                 For purposes of this Agreement, “Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil, gas or minerals, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(c)                                  Set forth in Section 3.26(c) of the Company Disclosure Letter is a list of all material Oil and Gas Interests that were included in the Company Reserve Report that have been disposed of prior to the date hereof.

(d)                                 Proceeds from the sale of Hydrocarbons produced from the Company’s Oil and Gas Interests are being received by the Company in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business or which would not reasonably be expected to have a Company Material Adverse Effect).

(e)                                  The Company has not received any material deficiency payment under any gas contract for which any Person has a right to take deficiency gas from the Company, nor has the Company received any material payment for production which is subject to refund or recoupment out of future production.

(f)                                   The Company has previously provided or made available to Parent true and complete copies of all Company Oil and Gas Agreements, together with all amendments, extensions and other modifications thereof. To the knowledge of the Company, all Company Oil and Gas Agreements are in good standing, valid and effective and all royalties, rentals and other payment due by the Company to any lessor of any such oil and gas leases have been paid, except in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of this Agreement, “Company Oil and Gas Agreements” means the following types of agreements or contracts to which the Company is a party, whether as an original party, by succession or assignment or otherwise: oil and gas leases, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, and agreements restricting the Company’s ability to operate, obtain, explore for or develop interests in a particular geographic area. Set forth in Section 3.26(f) of the Company Disclosure Letter is a list of all Company Oil and Gas Agreements that contain restrictions on the Company’s ability to operate, obtain, explore for or develop interests in a particular geographic area.

(g)                                  The Oil and Gas Interests of the Company are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, except for instruments or agreements constituting “Permitted Liens,” as defined in the Credit Agreement dated February 12, 2007, by and among the Company, the Royal Bank of Scotland plc and the lenders party thereto (as amended from time, the “Credit Agreement”), or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $100,000. In addition, except as set forth in the Company SEC Filings filed and publicly available prior to the date hereof, no Material Contract contains any provision that prevents the Company from owning, managing and operating the Oil and Gas Interests of the Company in accordance with historical practices.

(h)                                 Except as set forth in Section 3.26(h) of the Company Disclosure Letter, as of February 8, 2010, (i) there are no outstanding calls for payments in excess of $100,000 that are due or that the Company is committed to make that have not been made; (ii) there are no material operations with respect to which the Company has become a non-consenting party; and

(iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(i)                                     There are no provisions applicable to the material Oil and Gas Interests reflected in the Company Reserve Report that increase the royalty percentage of the lessor thereunder in a manner that is not accounted for in such Company Reserve Report; and none of the Oil and Gas Interests of the Company are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

(j)                                    There are no calls (exclusive of market calls) on the Company’s oil or natural gas production, and the Company has no obligation to deliver oil or natural gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor, excluding gas imbalances disclosed in Section 3.26(e) of the Company Disclosure Letter.

Section 3.27                             Derivative Transactions and Hedging.

(a)                                 Section 3.27 of the Company Disclosure Letter contains a complete and correct list of all Derivative Transactions (including each outstanding commodity or financial hedging position) entered into by the Company or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company. The Company has, and will have, duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are and will be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(b)                                 “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction (including volumetric production payments and similar transactions), futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 3.28                             Natural Gas Act.  Any gas gathering system constituting a part of the properties of the Company has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted under Section 1(b) of the Natural Gas Act (the “NGA”); none of the properties have been or are certificated by the Federal Energy Regulatory Commission (the “FERC”) under Section 7(c) of the NGA or to the knowledge of the Company are providing natural gas transportation services, as the term “transportation” is interpreted under

Section 1(b) of the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the Natural Gas Policy Act.

Section 3.29                             Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability or obligation to pay brokerage or finders’ fees or agents’ commissions or investment bankers’ fees (other than those payable to the Company Financial Advisor as set forth in the letter agreement between the Company and the Company Financial Advisor, a true and correct copy of which (including any amendments thereto) has been delivered to Parent prior to the date hereof) or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.30                             Credit Agreement.  The Company is not in breach, violation or default under, and the Company has not received written notice that it has actually or potentially breached, violated or defaulted under, any of the material terms or conditions of the Credit Agreement in such a manner as would permit any other party to cancel or terminate the Credit Agreement, or would permit any other party to seek damages or other remedies (for any or all of such breaches, violations or defaults), except in each case for such breaches, violations and defaults that have been duly waived pursuant to the Seventh Amendment and Waiver to Credit Agreement dated as of January 13, 2010 (the “Credit Agreement Waiver”).  The Company has performed in all material respects all of the obligations to be performed by it and is entitled to all benefits under, and is not alleged to be in default in any material respect of the Credit Agreement, except in each case for such breaches, violations and defaults that have been duly waived pursuant to the Credit Agreement Waiver.  The Credit Agreement is in full force and effect, and, since January 13, 2010, has not been amended in any respect except as contemplated by Section 6.2(f).

Section 3.31                             Bankruptcy Matters.  The Company is not subject to any voluntary case under title 11 of the United States Code or similar statute under the law of any state, federal, foreign or other jurisdiction, nor has any Person commenced an involuntary case under title 11 of the United States Code or any similar statute under the law of any state, federal, foreign or other jurisdiction.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1                                    Organization and Standing.  Parent is a limited liability company duly organized, validly existing and in good standing under the law of the State of Delaware and has full power and authority to conduct its business as presently conducted and as proposed to be conducted and to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted and to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

Section 4.2                                    Authorization.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (other than the adoption of this Agreement by the sole stockholder of Merger Sub).  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other Laws relating to creditors’ rights and to general principles of equity.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate in any material respect any provision of Law and will not violate or conflict with, or result in the breach of any of the terms, conditions or provisions of, constitute a default under, or require a consent or waiver under, the certificate of incorporation or bylaws of Parent or Merger Sub (each as amended to date) or any indenture, lease, agreement, or other instrument to which either of Parent or Merger Sub is a party or by which either of them or any of their properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to either of Parent or Merger Sub.

Section 4.3                                    Governmental Authorities and Consents.  Except pursuant to the applicable requirements of the Exchange Act, applicable requirements of Antitrust Laws, and except for the filing of the Certificate of Merger, neither Parent nor Merger Sub is required to submit any notice, report or other filing to or with any Governmental Authority in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.  Except with respect to the expiration of the applicable waiting periods under applicable Antitrust Laws, no consent, approval or authorization of any Governmental Authority is required to be obtained by Parent or Merger Sub in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.4                                    Proxy Statement; Other Information.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Company Schedule 13E-3 or the Proxy Statement will, at the date such document is first disseminated to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.5                                    Sufficient Funds.  At the Closing Date, Parent shall have available funds in an amount sufficient to enable Merger Sub to consummate the Merger on the terms contemplated hereby and perform its other obligations under this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1                                    Proxy Statement; Stockholders Meeting.

(a)                                 As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC the preliminary Proxy Statement and the Company Schedule 13E-3, and shall respond to and resolve all SEC comments with respect to such filings as soon as practicable after receipt thereof.  Subject to applicable Laws, the Company and Parent (with respect to itself and Merger Sub) each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and the Company Schedule 13E-3.  Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement and the Company Schedule 13E-3 which shall have become false or misleading.  The Company shall provide Parent and Merger Sub with (in writing, if written), and shall consult with Parent and Merger Sub regarding, any comments (written or oral) that may be received by the Company or its counsel from the SEC or its staff with respect to such filings promptly after receipt thereof.  Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses before they are filed with the SEC.  The Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

(b)                                 Subject to the other provisions of this Agreement, as soon as reasonably practicable after the SEC indicates that it has no further comments on the Proxy Statement or the Company Schedule 13E-3, the Company, acting through its Board of Directors (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors), shall (i) take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), (ii) subject to Section 5.3, include in the Proxy Statement the Recommendation and (iii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement.  Once the Company Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Meeting without the consent of Parent.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Meeting if this Agreement is terminated.

(c)                                  Parent and Merger Sub agree to cause all shares of Common Stock owned by Parent and Merger Sub or any subsidiary of Parent or Merger Sub to be voted in favor or approval of the Merger.

Section 5.2                                    Access to Information; Confidentiality; Financial Statements.

(a)                                 All information obtained by Parent pursuant to this Section 5.2 shall be kept confidential in accordance with the Confidentiality Agreement, dated May 29, 2009, between Scotia Waterous and the Company (the “Confidentiality Agreement”).

(b)                                 From the date hereof to the Effective Time or, if earlier, the Termination Date, the Company shall, and shall cause the Company’s Representatives to, permit Parent and Parent’s Representatives to have full and complete access to the Company’s Representatives and the plants and other facilities, books, records, Contracts and documents of or pertaining to the Company and shall furnish Parent and Merger Sub with all financial, operating and other data and information as Parent or Merger Sub, through its Representatives, may reasonably request.  Parent and Merger Sub shall hold in confidence and use such information only in connection with the Merger and, if this Agreement is terminated for any reason, shall deliver promptly to the Company all copies of such information then in their possession or control.

(c)                                  In the event of the termination of this Agreement in accordance with ARTICLE 7, Parent and Merger Sub shall, and shall use reasonable best efforts to cause their respective Representatives to, return promptly every document furnished to them by the Company or any Representative of the Company in connection with the Merger and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished promptly to return such documents and all copies thereof.

Section 5.3                                    No Solicitation of Transactions.

(a)                                 Subject to Section 5.3(b), until the Effective Time or, if earlier, the Termination Date, the Company shall not, and shall not authorize or permit any of its directors, officers, employees, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”), directly or indirectly, to (i) solicit, initiate, endorse or take any action to encourage or facilitate (including by way of furnishing information) any inquiry, proposal or offer or afford access to the employees, business, properties, assets, books or records of the Company with respect to, or the making or completion of, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, propose or agree to do any of the foregoing.  Subject to Section 5.3(b), the Company shall, and shall cause the Representatives of the Company to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent and its affiliates) conducted heretofore with respect to any Acquisition Proposal.

(b)                                 Notwithstanding anything to the contrary in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company receives a bona fide written Acquisition Proposal, (ii) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of Section 5.3(a), (iii) the Board of Directors (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) determines in good faith (after receiving the advice of the Company Financial Advisor) that such Acquisition Proposal constitutes or is reasonably expected to lead to a Superior Proposal and (iv) the Board of Directors (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) determines in good faith (after consulting with and receiving the advice of outside legal counsel) that taking the actions referred to in clause (x) and (y) below is necessary in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may at any time prior to obtaining Company Stockholder Approval (x) furnish information and data with respect to the Company to the Person making such Acquisition Proposal pursuant to (and only pursuant to) an Acceptable Confidentiality Agreement; provided, that the Company provides Parent with not less than 24 hours prior written notice of its intention to enter into such Acceptable Confidentiality Agreement and the Company advises Parent of any information provided to any Person concurrently with its delivery to such Person and concurrently with such delivery the Company delivers to Parent all such information not previously provided to Parent and (y) enter into, maintain and participate in discussions or negotiations with the Person making such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.  The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.  The Company shall not terminate, waive, amend, release or modify any material provision of any confidentiality or standstill agreement to which it is a party with respect to any Acquisition Proposal, and shall enforce the material provisions of any such agreement.

(c)                                  The Board of Directors shall not (A) fail to make the Recommendation to the stockholders of the Company or withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the approval, Recommendation or declaration of advisability by the Board of Directors of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or (C) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.3(c)(i) being referred to herein as an “Adverse Recommendation Change”) or cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), other than any Acceptable Confidentiality Agreements, or resolve, agree or publicly propose to take any such actions.  Notwithstanding the foregoing, at any time prior to obtaining Company Stockholder Approval, the Board of Directors (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) may, if the Board of Directors (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) determines in good faith (after consulting with and receiving the advice of outside legal counsel) that the failure to do so would violate its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.3(c), (x) make an Adverse Recommendation Change in response to a Superior Proposal received after the date hereof and that does not otherwise result from a breach of Section 5.3(a) or (y) solely in response to either a Superior Proposal received after the date hereof and that did not otherwise result from a breach of Section 5.3(a), cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii); provided, however, that, in the case of a Superior Proposal, (A) (1) no Adverse Recommendation Change may be made and (2) no such termination of this Agreement may be made, in each case, until after the fifth Business Day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors intends to make an Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii), as the case may be, and specifying the relevant terms and conditions of (including the identity of the Persons making the Superior Proposal) any Superior Proposal that is the basis of the proposed action by the Board of Directors, and contemporaneously furnishing to Parent a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any material amendment to the financial terms or any other material amendment to another material term of such Superior Proposal shall require a new written notice by the Company to Parent and an additional three Business Day period), (B) during such five Business Day period (or any additional three Business Day period), the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors to proceed with its recommendation of this Agreement and not make such an Adverse Recommendation Change or cause the Company to terminate this Agreement and (C) the Board of Directors shall not make such an Adverse Recommendation Change or cause the Company to terminate this Agreement if, prior to the expiration of such five Business Day period (or any additional three Business Day period), Parent agrees to adjust the terms and conditions of this Agreement such that the Board of Directors (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) to be at least as favorable as the Superior Proposal.

(d)                                 From and after the date hereof, the Company shall promptly advise Parent, orally and in writing, and in any event no later than 24 hours after receipt, in the event the Company or its Representatives receives any Acquisition Proposal together with the material terms and conditions (including the identity of the Persons making such Acquisition Proposal) of such Acquisition Proposal and a copy of any written documentation delivered to the Company or its Representatives in connection therewith.  The Company shall keep Parent informed on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment or modification) of any such Acquisition Proposal, including of all material developments with respect to any such Acquisition Proposal and shall provide Parent with copies of any additional written documentation delivered to the Company or any of its Representatives in connection therewith.  Following the date hereof, without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin taking any of the actions referred to in clause (x) or (y) of Section 5.3(b).

(e)                                  The Company shall promptly inform its Representatives of the obligations under this Section 5.3.  Without limiting the foregoing, it is understood that any violation of the provisions of this Section 5.3 by the Company’s Representatives shall be deemed to be a breach of this Section 5.3 by the Company.

(f)                                   The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any restrictive provision of any other Takeover Law) or otherwise cause such restrictions not to apply (except to the extent that the execution of this Agreement has such an effect or to the extent that the Contribution Agreement or Voting Agreement is deemed to have such an effect with respect to such other Person), or agree to do any of the foregoing, in each case, unless such actions are taken concurrently with a termination of this Agreement pursuant to Section 7.1(d)(ii).

(g)                                  Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rules 14e-2(a) or 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors), after consulting with and receiving the advice of outside legal counsel, failure to do so would violate the disclosure requirements under applicable Law; provided, however, that in no event shall this Section 5.3(g) affect the obligations of the Company specified in Section 5.3(a), Section 5.3(b), and Section 5.3(c).

(h)                                 For purposes of this Agreement:

(i)                                     “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing confidentiality terms no less favorable in any material respect to the Company in the aggregate than those set forth in the Confidentiality Agreement; provided, that such confidentiality agreement shall not prohibit compliance with any of the provisions of this Section 5.3.

(ii)                                  “Acquisition Proposal” means any inquiry (in writing or otherwise), proposal, indication of interest or offer from any Person (other than Parent, Merger Sub or any of their affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) relating to, or that could be reasonably expected to lead to, (A) the direct or indirect acquisition or purchase (whether in a single transaction or a series of related transactions) of assets of the Company equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the transactions contemplated by this Agreement.

(iii)                               “Disinterested Director” means a member of the Board of Directors of the Company who (i) has no direct or indirect interest in Parent, whether as an investor or otherwise, (ii) is not a representative of any Person who has any such interest in Parent and (iii) is not otherwise affiliated with Parent.

(iv)                              “Superior Proposal” means any bona fide written Acquisition Proposal that the Board of Directors (acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors) determines in good faith (after consulting with and receiving the advice of outside legal counsel and after receiving the advice of the Company Financial Advisor), taking into account all legal, financial, regulatory, estimated time of completion and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, including the financing terms thereof, (A) would result in a transaction that is more favorable to the stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account (1) any adjustment to the terms and conditions proposed by Parent in an offer that is in writing in response to such Acquisition Proposal pursuant to Section 5.3(c) or otherwise and (2) any termination fees and expense reimbursement provisions) and (B) is reasonably likely to be consummated; provided, that for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15% or more” shall be deemed to be references to “more than 50%.”

Section 5.4                                    Governmental Filings; Efforts.

(a)                                 Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts promptly to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary and appropriate to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from any Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary and appropriate to effect the foregoing, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties to the extent that any such consent or waiver is necessary to permit the Parties to consummate the transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.  The Company and Parent and their respective counsel shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above, and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.  Each Party shall inform the other Party or Parties, as the case may be, as promptly as practicable, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement.  If the Company or Parent receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable, and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the reasonable opportunity to participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.  Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).  Notwithstanding anything to the contrary in this Section 5.4(a), materials provided to the other party or its counsel may be redacted (i) as necessary to comply with contractual arrangements and (ii) as necessary to address good faith legal privilege or confidentiality concerns; provided, however, that in the case of clause (ii) such materials shall be provided to outside counsel in unredacted form pursuant to a joint defense agreement (“Joint Defense Agreement”) so long as the producing party has the legal right to provide such materials to outside counsel for the other party pursuant to such Joint Defense Agreement.

(b)                                 Without limiting the generality of the undertakings pursuant to Section 5.4(a) hereof, the Parties shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Authorities with jurisdiction over the Antitrust Laws (each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary and appropriate to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made on or prior to the 10th Business Day following the date of this Agreement unless otherwise agreed to in writing by the Parties) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) use their reasonable best efforts to take such actions as are necessary and appropriate to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Authority or expiration of applicable waiting periods.  For the avoidance of doubt, each Party shall assist the other in gathering, preparing and submitting information or making any filing to any Governmental Antitrust Authority.

(c)                                  Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, any business or assets of the Company, Parent or any of its Subsidiaries.  Notwithstanding anything to the contrary contained herein, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in any action, suit, claim, charge, complaint or proceeding, inquiry or investigation brought by any Governmental Authority or appeal any Order of a claim brought by a Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of its Subsidiaries of all or any portion of the business or assets or any product of the Company or Parent or its Subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to directly or indirectly impose limitations on the ability of Parent or any of its Subsidiaries to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively or (iv) seeking to (A) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or (B) directly or indirectly prevent the Company from operating any of their businesses in substantially the same manner as operated by the Company immediately prior to the date of this Agreement.

(d)                                 The Parties acknowledge that the transactions contemplated by this Agreement do not meet the “Size of Transaction” test under the HSR Act and therefore no filing under the HSR Act is required in connection herewith.

Section 5.5                                    Certain Notices.  From and after the date of this Agreement until the Effective Time, each Party hereto shall promptly notify the other Party of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied or (ii) the failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

Section 5.6                                    Public Announcements.  The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.  Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.7                                    Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in ARTICLE 7 and the Effective Time, except to the extent expressly contemplated by this Agreement or with the prior written consent of Parent, the Company shall conduct its business in the ordinary course of business consistent with past practice, and the Company shall not engage in any conduct or practice, take any action or enter into any transaction other than in the ordinary course of business consistent with past practice.  Without limiting the foregoing, (a) the Company shall (i) pay debts and Taxes when due, (ii) pay or perform all other obligations when due and (iii) use reasonable best efforts, consistent with past practice and policies, (A) to preserve intact its business organizations and material assets, (B) to keep available the services of its officers, directors and employees, (C) to comply in all material respects with all applicable Laws and the requirements of all of its Material Contracts and (D) maintain satisfactory relationships with customers, lenders, suppliers, distributors, licensors, licensees and others having business relationships with it, in each case, to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time and (b) no matter included in the Company Disclosure Letter shall modify or be deemed to modify any of the provisions in this Section 5.7 or in Section 5.8 unless disclosed with particularity in Section 5.7 or Section 5.8 of the Company Disclosure Letter.  The Company agrees to promptly notify Parent of any event or occurrence not in the ordinary course of its business and of any event that has or would reasonably be expected to have a Company Material Adverse Effect.

Section 5.8                                    Actions Requiring Parent’s Consent.  Without limiting the generality of Section 5.7, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in ARTICLE 7 and the Effective Time, without the prior written consent of Parent or except as otherwise expressly permitted by this Agreement, the Company shall not:

(a)                                 amend or propose to amend the Certificate of Incorporation or Bylaws;

(b)                                 (i) make, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of any of, or enter into any agreement with respect to the voting of, any capital stock or equity interests of the Company, (ii) split, combine or reclassify any capital stock or equity interests of the Company, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or equity interests of the Company or (iv) purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or equity interests of the Company, except for acquisitions of shares of Common Stock by the Company in satisfaction by holders of any options or rights granted under the Company’s stock option or similar benefit plans or the applicable exercise price or withholding taxes;

(c)                                  issue, deliver, sell, exchange, grant, pledge, encumber or transfer, or authorize or propose the issuance, delivery, sale, exchange, grant, pledge, encumbering or transfer of, or purchase or propose the purchase of, any shares of capital stock or other equity interests or securities convertible into, or subscriptions, rights, warrants or options to acquire any such shares or equity interests or other convertible securities of the Company, other than the issuance of shares of Common Stock pursuant to the exercise or settlement of stock options, warrants or other rights therefor outstanding as of the date of this Agreement.

(d)                                 sell, lease, farmout, exchange, transfer, assign or otherwise dispose of, or agree or commit to sell, lease, farmout, exchange, transfer, assign, or otherwise dispose of, any assets, except for the sale of Hydrocarbons in the ordinary course of business consistent with past practice at market prices; provided that the payment and/or delivery terms with respect to any such sale of Hydrocarbons shall be no longer than 60 days from the date of sale;

(e)                                  enter into any collective bargaining agreement;

(f)                                   enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or any material real property lease or any other Contract or lease that, if in effect as of the date hereof would constitute a Material Contract or a material real property lease hereunder; provided, however, that, except as set forth in Section 5.8(x), nothing herein will prevent the Company from entering into, amending or modifying Contracts or real property leases in the ordinary course of business consistent with past practice;

(g)                                  make any material change in any method of financial accounting principles or practices, in each case except for any such changes required by a change in GAAP or applicable Law after the date of this Agreement;

(h)                                 make, enter into or assume any Derivative Transaction;

(i)                                     reduce the amount of any insurance coverage provided by existing insurance policies;

(j)                                    terminate or waive any right or rights that individually or in the aggregate would reasonably be expected to be material in value to the Company;

(k)                                 (i) increase in any manner (including by means of acceleration of payment) the compensation payable or to become payable to any of its past or present officers, employees or other service providers; (ii) enter into any new or amend in any material respect any existing employment, severance, retention or change in control agreement with any of its past or present officers, employees or other service providers, (iii) promote any officers, employees or service providers, (iv) except as contemplated by Section 2.6, establish, adopt or enter into any Employee Benefit Plan or amend (including by way of repricing of the exercise or base price of any Company Equity Award) or take any action to accelerate rights (including the waiver of performance criteria) under any Current Employee Benefit Plan (including Company Equity Awards outstanding under any Current Employee Benefit Plan) or under any plan, agreement, program, policy, trust, fund or other arrangement that would be a Current Employee Benefit Plan if it were in existence as of the date of this Agreement; or (v) make any contribution to any Current Employee Benefit Plan, other than contributions that are required by Law, or the contributions set forth on Section 5.8(k) of the Company Disclosure Letter.

(l)                                     commence a Proceeding or settle or compromise any Proceeding, other than settlements or compromises of such Proceeding (i) for an amount less than or equal to the liability or reserve in respect thereof that has been reflected or accrued on the most recent balance sheet of the Company included in the Company SEC Filings or (ii) that are immaterial and in respect of which no liability or reserve in respect thereof has been reflected or accrued on the most recent balance sheet of the Company included in the Company SEC Filings; provided, that in the case of both clauses (i) and (ii), such settlement or compromise does not contain as a term thereof the imposition of equitable relief on, or any material restrictions on the business and operations of, the Company;

(m)                             acquire or agree to acquire (including, without limitation, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner) any Person, any other business organization, division or business of such Person or any material assets;

(n)                                 (i) redeem, repurchase, prepay, defease, incur or otherwise acquire any indebtedness for borrowed money (it being agreed that this covenant expressly does not apply to capital expenditures of any kind, including capital, synthetic or similar leases) or issue any debt securities or assume, guarantee or otherwise become responsible for, the obligations of any Person (other than the Company) for borrowed money; provided that the foregoing shall not limit or restrict the ability of the Company to enter into or arrange any customer supported financing transactions in the ordinary course of business consistent with past practice; (ii) voluntarily subject any of its material assets or material properties to any Encumbrances, other than Permitted Encumbrances; or (iii) take any action that would result in any amendment, modification or change of any term of any indebtedness of the Company;

(o)                                 make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any such claim or assessment in respect of Taxes;

(p)                                 fail to give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act and other applicable Law in connection with the transactions provided for in this Agreement;

(q)                                 enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance, which in each case, is material to the Company;

(r)                                    create any new business division or otherwise enter into any new line of business;

(s)                                   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than this Agreement and the Merger and other transactions contemplated hereby);

(t)                                    except for (i) expense reimbursements and advances in the ordinary course of business consistent with past practice and (ii) transactions in the ordinary course of business consistent with past practice with affiliates of any non-employee member of the Board of Directors, enter into any Contract with any officer or director of the Company or any of their immediate family members (including their spouses);

(u)                                 enter into any Contract having terms that (i) provide for the making of any payment as a result of the transactions contemplated by this Agreement, (ii) would result in the occurrence of a material and adverse change in the rights or obligations of the Company as a result of the transactions contemplated by this Agreement or (iii) would result in the occurrence of a material change in the rights or obligations of the counterparty thereto as a result of the transactions contemplated by this Agreement;

(v)                                 except as expressly permitted in such agreement, amend, modify, cancel, terminate, breach, repudiate or waive compliance with any term of the Voting Agreement or any other agreement executed by the Company in connection with the transactions contemplated by this Agreement;

(w)                               take any action that will, or would reasonably be expected to, have a Company Material Adverse Effect; or

(x)                                   take or agree to take any of the actions described in subsections (a) through (w) above or any other action that would make any of the representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

Section 5.9                                      Indemnification of Directors and Officers.

(a)                                  During the period beginning at the Effective Time, the Surviving Corporation shall to the greatest extent permitted by Law indemnify and hold harmless and comply with all of the Company’s obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s organizational and governing documents or agreements in effect on the date hereof; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company. For a period of six years after the Effective Time, the Company or Surviving Corporation shall cause to be maintained in effect the current policies of officers’ and directors’ liability insurance maintained as of the date hereof by the Company (the “Current Policies”); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall, substitute therefor policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons (the “Replacement Policies”) in respect of claims arising from facts or events that existed or occurred prior to or at the Effective Time under the Current Policies; provided, further, however, that in no event will the Surviving Corporation be required to expend annually in excess of 250% of the annual premium currently paid by the Company under the Current Policies (the “Insurance Amount”) (in which event, the Surviving Corporation shall obtain as much comparable insurance as available for the Insurance Amount); provided, further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase “tail” insurance coverage that provides coverage no less favorable than the coverage described above, provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Effective Time.

(b)                                 This Section 5.9 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume and honor the obligations set forth in this Section 5.9.

(c)                                  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under any such policies.

Section 5.10                                Takeover Laws.  If any Takeover Law shall become applicable to the Merger or the other transactions contemplated hereby, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Law on the Merger and the other transactions contemplated hereby.

Section 5.11                                Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Common Stock (including derivative securities with respect to such shares of Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12                                Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense of any stockholder litigation against the Company or its officers or directors relating to the transactions contemplated by this Agreement and shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation, or consent to the same without the prior written consent of Parent.

Section 5.13                                Termination of Stockholders Agreement.  After the date hereof and prior to the Effective Time, the Company shall take such actions, including the obtaining of any necessary written consents, as are necessary to cause the Stockholders Agreement to be terminated and of no further force and effect as of or prior to the Effective Time.

Section 5.14                                Credit Agreement Waivers.  After the date hereof and prior to the Effective Time, the Company shall take such actions as are necessary to maintain in all respects the effectiveness of the Credit Agreement Waiver, on terms no less favorable to the Company than those set forth in the Credit Agreement Waiver, until a date not earlier than June 15, 2010.  Notwithstanding the foregoing, the aggregate amount of consent, waiver or similar fees payable to the lenders under the Credit Agreement after the date hereof in connection with obtaining the extensions, waivers and/or modifications described in this Section 5.14 shall not exceed $50,000.

Section 5.15                                Closing Conditions.  Each of the Parties shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and to cause to be fulfilled the conditions to closing under this Agreement.  Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

Section 5.16                                Adoption of Merger Agreement.                   Parent shall adopt this Agreement in its capacity as the sole stockholder of Merger Sub promptly following the date hereof.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1                                      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Parent and the Company, other than the condition specified in Section 6.1(a), which no Party may waive) at or prior to the Effective Time of only the following conditions:

(a)                                  The Company Stockholder Approval shall have been obtained.

(b)                                 No Governmental Authority having jurisdiction over any party shall have enacted, promulgated, issued, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin, restrain or otherwise prohibit consummation of the Merger or the other material transactions contemplated by this Agreement.

Section 6.2                                      Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)                                  The representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect” or other similar qualifiers set forth therein) as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct has not had, and would not have, a Company Material Adverse Effect.

(b)                                 The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time.

(c)                                  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)                                 The Company shall have delivered to Parent a certificate, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company (solely in his capacity as an officer of the Company without personal liability), certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), and 6.2(c).

(e)                                  The Company shall have received, on or prior to the Effective Time, an agreement acceptable to Parent which shall waive, for a period of not less than sixty days from the Effective Time, any rights the lenders under the Credit Agreement may have (whether of acceleration or otherwise) as a result of a Change of Control Event (as defined in the Credit Agreement) being deemed to have occurred as a result of the transactions contemplated by this Agreement.

(f)                                    The Contribution shall have been consummated and DLJ shall have otherwise complied with each of its obligations under the Contribution Agreement; provided, however, that Parent’s obligation to consummate the Merger shall not be conditioned on the matters described in this clause (f) to the extent any breach by Parent under the Contribution Agreement or this Agreement has been the cause of, or resulted in, the failure of the consummation of the Contribution or DLJ’s failure to comply with its obligations under the Contribution Agreement.

Section 6.3                                      Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)                                  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” or other similar qualifiers set forth therein) as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct has not had, and would not have, a material adverse effect on Parent’s ability to consummate the transactions contemplated hereby.

(b)                                 Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time.

(c)                                  Parent shall have delivered to the Company a certificate, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent (solely in his or her capacity as an officer of Parent without personal liability), certifying as to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                      Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company:

(a)                                  by mutual written consent of Parent, Merger Sub and the Company;

(b)                                 by either the Company or Parent, if:

(i)                                     (A) the Effective Time shall not have occurred on or before August 23, 2010 (the “Outside Date”) or (B) the Company Meeting has been held and the Company Stockholder Approval has not been obtained on or before the Outside Date; provided, however, that the right to terminate this Agreement under Section 7.1(b)(i)(A) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the Merger to occur on or before the Outside Date;

(ii)                                  if any Order issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition in each case making the Merger illegal or permanently restraining, enjoining, or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable;

(c)                                  by Parent, if:

(i)                                     (A) an Adverse Recommendation Change shall have occurred, (B) the Board of Directors shall not have (1) unconditionally rejected any tender or exchange offer that is commenced or an Acquisition Proposal that is made in writing to the Company and publicly disseminated within 10 Business Days of the commencement or public dissemination thereof (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to reject such offer), and unconditionally recommended that the stockholders of the Company reject any tender or exchange offer and not tender any shares of Common Stock into such tender or exchange offer, or (2) in the event of any tender or exchange offer that is commenced or an Acquisition Proposal that is made in writing to the Company and publicly disseminated, within five Business Days after a written request from Parent the Company shall not have made or sent to the stockholders of the Company (in Parent’s discretion), pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, a statement unconditionally reaffirming the Recommendation and unconditionally recommending that the stockholders of the Company reject any tender or exchange offer, or (C) the Company shall have violated or breached in any material respect any of its obligations under Section 5.3;

(ii)                                  there shall have occurred any Company Material Adverse Effect or the Company shall have breached any of its representations or warranties (other than the representations and warranties set forth in Section 3.30 and Section 3.31) or failed to perform in any material respect any of the obligations to be performed by it under this Agreement, which breach or failure to perform (1) would give rise to the failure of a closing condition set forth in Sections 6.2(a) or 6.2(b) and (2) is incapable of being cured or has not been cured by the Company within the later of (x) 15 Business Days after written notice has been given by Parent to the Company of such breach or failure to perform and (y) the Outside Date; or

(iii)                               the Company shall have breached any of its representations or warranties set forth in Section 3.30 or Section 3.31.

(d)                                 by the Company, if:

(i)                                     Parent or Merger Sub shall have (A) failed to perform in any material respect any of its obligations to be performed by it under this Agreement or (B) breached any of Parent’s or Merger Sub’s representations and warranties, which breach or failure to perform, in the case of clause (B), would reasonably be expected to, individually or in the aggregate, materially adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement and, in the case of either clause (A) or (B) is either incurable, or if curable, is not cured by Parent or Merger Sub, as applicable, by the earlier of (x) 15 Business Days after written notice has been given by the Company to Parent of such breach or failure and (y) the Outside Date; provided, that at the time of the delivery or receipt of such written notice, the Company shall not be in breach of any of its obligations under this Agreement; or

(ii)                                  prior to obtaining the Company Stockholder Approval, the Board of Directors authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.3, to enter into a definitive agreement (not including an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company prior to, or concurrently with, such termination pays to Parent in immediately available funds the fee required to be paid pursuant to Section 7.3(a)(iii) and the Board of Directors concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

The Party desiring to terminate this Agreement shall give written notice of such termination to the other Party.  Where a Party may terminate this Agreement pursuant to one or more provisions of this Section 7.1, such Party may designate the provision pursuant to which such termination shall be treated for purposes of Section 7.3.

Section 7.2                                      Effect of Termination.  Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void except for the provisions of (a) Section 7.3 and (b) ARTICLE 8, which shall survive such termination; provided, that nothing herein shall relieve any party from liability or damages for any knowing and intentional breach of this Agreement or fraud, in which case the aggrieved party shall be entitled to all rights and remedies (including damages) available at Law or equity and, in the case of Parent or Merger Sub, such rights and remedies (including damages) shall be in addition to any amounts payable or paid to Parent pursuant to Section 7.3(a).

Section 7.3                                      Fees and Expenses.

(a)                                  In the event that:

(i)                                     (A) an Acquisition Proposal shall have been made to the Company or shall have been made directly to its stockholders generally following the date of this Agreement, and thereafter (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) and (C) the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal within 12 months of the date this Agreement is terminated;

(ii)                                  this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (or by Parent or the Company pursuant to Section 7.1(b)(i) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 7.1(c)(i));

(iii)                               this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iv)                              this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii) (or by Parent or the Company pursuant to Section 7.1(b)(i) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii))

the Company shall pay to Parent (A) a termination fee (the “Termination Fee”) of (x) $1,000,000 (in any such event under clause (i), (ii) or (iii) of this Section 7.3(a)) or (y) $500,000 (in any such event under clause (iv) of this Section 7.3(a))  and (B) to the extent not previously paid pursuant to the immediately following sentence, all of Parent’s out-of-pocket fees and expenses (including legal and other advisors fees and expenses) actually incurred by Parent and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement up to a maximum amount of $600,000 (the “Parent Expenses”). In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) and no Termination Fee is payable (or yet payable) in respect thereof pursuant to the immediately preceding sentence, then the Company shall pay to Parent the Parent Expenses.  Any payment of the Termination Fee required to be made pursuant to clause (i) of this Section 7.3(a) shall be made to Parent concurrently with the earlier to occur of (x) entry into a definitive agreement with respect to and (y) consummation of the transaction contemplated by the Acquisition Proposal referred to therein; any payment of the Termination Fee required to be made pursuant to clause (ii) or clause (iv) of this Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent as set forth in such clause (ii) or clause (iv), as applicable (and in any event not later than three Business Days after delivery to the Company of notice of demand for payment), and any payment of the Termination Fee required to be made pursuant to clause (iii) of this Section 7.3(a) shall be made to Parent at the time provided for in Section 7.1(d)(ii).  If the Company is required to pay Parent Expenses hereunder, the Company shall pay to Parent the Parent Expenses as promptly as possible (but in any event within three Business Days) following receipt by the Company of an invoice therefore.  The Termination Fee and the Parent Expenses shall be payable by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Parent; provided, that in the event this

Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), payment of the Termination Fee (but not the Parent Expenses) may be satisfied, at the election of the Company, by issuance to Parent of a number of shares of Common Stock equal to the Termination Fee divided by the Merger Consideration in lieu of a payment of immediately available funds.

(b)                                 All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent or, if Parent fails to timely designate an account, by cashier’s check payable to the order of Parent delivered to Parent at the address specified in Section 8.2.

(c)                                  Except as set forth in Section 7.3(a), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.  Other than any Taxes imposed upon a holder of shares of Common Stock or Company Equity Awards (which shall be paid by or withheld on behalf of such holder), the Company shall pay all Taxes incident to preparing for, entering into, and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement, including (i) transfer, stamp, and documentary Taxes or fees and (ii) sales, use, gains, real property transfer, and other or similar Taxes or fees.

(d)                                 In the event that the Company shall fail to pay the Termination Fee and/or Parent Expenses required pursuant to this Section 7.3 when due, such Termination Fee and/or Parent Expenses, as the case may be, shall accrue interest for the period commencing on the date such Termination Fee and/or Parent Expenses, as the case may be, became past due, at a rate equal to the rate set forth in the New York edition of The Wall Street Journal on such date under the “Treasury” section for “1-Year Note” plus 300 basis points.  In addition, if the Company shall fail to pay such Termination Fee and/or Parent Expenses, as the case may be, when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such Termination Fee and/or Parent Expenses, as the case may be.

(e)                                  The Company acknowledges that the fees (including the Termination Fee), Parent Expenses reimbursement and the other provisions of this Section 7.3 are an integral part of this Agreement and the transactions contemplated hereby and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.  Each of the Parties acknowledges that the Termination Fee is not a penalty, but rather a reasonable amount that will compensate Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 7.4                                      Extension; Waiver.  At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, subject to Section 7.5, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of the other Parties or conditions to such Party’s obligations contained herein, other than the condition specified in Section 6.1(a), which no Party may waive; provided, however, that after the Company Stockholder Approval has been obtained, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 7.5                                      Amendment.  This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors or similar governing body at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the Parties.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1                                      Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This ARTICLE 8, the agreements of Parent, Merger Sub and the Company contained in Section 5.9, Section 7.3 and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.

Section 8.2                                      Notices.  All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

if to Parent, Merger Sub or the Surviving Corporation:

c/o Scotia Waterous

711 Louisiana Street, Suite 1400

Pennzoil Place, South Tower

Houston, TX 77002

Attn: Tym Tombar

Fax:  (713) 759- 7431

With a copy to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attn: Nicole E. Clark

Fax:  (713) 615-5950

if to the Company:

Pinnacle Gas Resources, Inc.

1 East Alger

Sheridan, Wyoming, 82801

Attn: Tom McGonagle

Fax: (307) 673-9711

With a copy to:

Joe Perillo

Locke Lord Bissell & Liddell LLP

600 Travis Street

Suite 2800

Houston, Texas 77002

Fax: (713) 229-2610

Section 8.3                                      Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to Parent or the Surviving Corporation.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement in a mutually acceptable manner so as to effect the original intent of the Parties as closely as possible with respect to the consummation of the Merger.

Section 8.4                                      Entire Agreement.  This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter, the Contribution Agreement, Voting Agreement, and the other documents delivered pursuant hereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB AND THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE

OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 8.5                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties except either Parent or Merger Sub may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent.  No assignment by any Party shall relieve such Party of any of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.6                                      Mutual Drafting.  Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.7                                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as specifically set forth in Section 5.9(b),  nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.8                                      Specific Performance.  Each Party agrees that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 8.9                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.10                                Jurisdiction.  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement,

(a) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve in accordance with this Section 8.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.11                                Waiver of Jury Trial.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12                                Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13                                Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

Section 8.14                                Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

POWDER HOLDINGS, LLC

By:	Scotia Waterous (USA) Inc., its Sole Member

By:	/s/ Tym Tombar

Name:	Tym Tombar
Title:	Managing Director

POWDER ACQUISITION CO.

By:	Powder Holdings, LLC, its Sole Shareholder

By:	Scotia Waterous (USA) Inc., its Sole Member

By:	/s/ Tym Tombar

Name:	Tym Tombar
Title:	Managing Director

PINNACLE GAS RESOURCES, INC.

By:	/s/ Peter G. Schoonmaker
Name:	Peter G. Schoonmaker
Title:	President & CEO

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

ANNEX A

INDEX OF DEFINED TERMS

Defined Term	Section

Acceptable Confidentiality Agreement	Section 5.3(h)(i)
Acquisition Proposal	Section 5.3(h)(ii)
Adverse Recommendation Change	Section 5.3(c)
Agreement	Introduction
Alternative Acquisition Agreement	Section 5.3(c)
Antitrust Laws	Section 3.4(b)
Appraisal Shares	Section 2.1(b)
Board Actions	Introduction
Board of Directors	Introduction
Business Days	Section 2.6(a)
Bylaws	Section 3.1
Certificate of Incorporation	Section 3.1
Certificate of Merger	Section 1.3
Certificates	Section 2.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.18(e)(xii)
Code	Section 2.2(d)
Common Stock	Introduction
Commonly Controlled Entity	Section 3.18(g)
Company	Introduction
Company Disclosure Letter	ARTICLE 3
Company Equity Awards	Section 3.2(a)
Company Financial Advisor	Section 3.25
Company Financial Statements	Section 3.7(b)
Company Form 10-K	Section 3.1
Company IP Rights	Section 3.12(b)(i)
Company Material Adverse Effect	Section 3.6
Company Meeting	Section 5.1(b)
Company Oil and Gas Agreements	Section 3.26(f)
Company Reserve Report	Section 3.26(a)
Company Restricted Stock Awards	Section 2.6(b)
Company Schedule 13E-3	Section 3.4(b)
Company SEC Filings	Section 3.7(a)
Company Stock Option Awards	Section 2.6(a)
Company Stock Plans	Section 2.6(a)
Company Stockholder Approval	Section 3.3
Confidentiality Agreement	Section 5.2(a)
Contract	Section 3.4(a)
Contribution	Introduction

INDEX OF DEFINED TERMS

Defined Term	Section

Contribution Agreement	Introduction
Credit Agreement	Section 3.26(g)
Credit Agreement Waiver	Section 3.30
Current Employee Benefit Plan	Section 3.18(g)
Current Policies	Section 5.9(a)
Damages	Section 5.9(a)
Derivative Transaction	Section 3.27(b)
DGCL	Introduction
DLJ	Introduction
Disinterested Director	Section 5.3(h)(iii)
Effective Time	Section 1.3
Employee Benefit Plan	Section 3.18(g)
encumber or Encumber	Section 3.9
encumbering or Encumbering	Section 3.9
Encumbrance	Section 3.9
Environmental Claim	Section 3.17(h)(i)
Environmental Laws	Section 3.17(h)(ii)
ERISA	Section 3.18(g)
Exchange Act	Section 3.4(b)
FERC	Section 3.28
GAAP	Section 3.7(b)
Governmental Antitrust Authority	Section 5.4(b)
Governmental Authority	Section 3.4(b)
Grant Date	Section 3.18(e)(xx)
Hazardous Materials	Section 3.17(h)(iii)
HSR Act	Section 3.4(b)
Hydrocarbons	Section 3.26(b)
Insurance Amount	Section 5.9(a)
Intellectual Property	Section 3.12(a)
IRS	Section 3.10(n)
Joint Defense Agreement	Section 5.4(a)
Latest Balance Sheet	Section 3.8
Law	Section 3.1
Material Contract	Section 3.14(a)
Merger	Introduction
Merger Consideration	Section 2.1(a)
Merger Sub	Introduction
Nasdaq	Section 3.4(b)
NGA	Section 3.28
Oil and Gas Interests	Section 3.26(b)
Option Award Consideration	Section 2.6(a)
Order	Section 3.4(a)
Outside Date	Section 7.1(b)(i)

INDEX OF DEFINED TERMS

Defined Term	Section

Owned Real Estate	Section 3.19(a)
Parent	Introduction
Parent Disclosure Documents	Section 4.4
Parent Expenses	Section 7.3
Party or Parties	Introduction
Paying Agent	Section 2.2(a)
Payment Account	Section 2.2(b)
PBGC	Section 3.18(g)
Permitted Encumbrances	Section 3.11
Permitted Liens	Section 3.26(g)
Person	Section 3.10(n)
Preferred Stock	Section 3.2(a)
Proceeding	Section 3.6
Proxy Statement	Section 3.22
Qualified Employee Benefit Plan	Section 3.18(c)
Recommendation	Introduction
Registered Company IP	Section 3.12(c)
Regulation S-K	Section 3.7(b)
Release	Section 3.17(h)(iv)
Remedial Work	Section 3.17(h)(v)
Replacement Policies	Section 5.9(a)
Representatives	Section 5.3(a)
Restricted Stock Award Consideration	Section 2.6(b)
SEC	Section 3.7
Section 262	Section 3.7
Securities Act	Section 3.7(a)
Stockholders Agreement	Introduction
SOX	Section 3.7(e)
Special Committee	Introduction
Subsidiary	Section 3.1
Superior Proposal	Section 5.3(h)(iv)
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.24
Tax or Taxes	Section 3.10(n)
Tax Items	Section 3.10(a)
Tax Return	Section 3.10(n)
Taxing Authority	Section 3.10(n)
Termination Fee	Section 7.3
Voting Agreement	Introduction
WARN Act	Section 3.16(d)

EXHIBIT A

CERTIFICATE OF INCORPORATION

[See Attached]